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                                                                    EXHIBIT 23.2
                                                                    ------------

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Hello Direct.:

We consent to incorporation by reference in the registration statement on Form S-8 of Hello Direct, Inc. of our report dated January 24, 1997, relating to the balance sheets of Hello Direct, Inc. as of December 31, 1996 and 1995, and the related statements of operations, stockholders' equity, and cash flows for each of the years in three-year period ended December 31, 1996, and the related schedule, which report appears in the December 31, 1996, annual report on Form 10-K of Hello Direct, Inc.



KPMG Peat Marwick LLP
/s/ KPMG Peat Marwick LLP



San Jose, California
April 30, 1997